EXHIBIT 10.4

CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS NOTED WITH “[CONFIDENTIAL TREATMENT REQUESTED].” AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of June 25, 2002 (this “Agreement”), is made by and among Xcel Pharmaceuticals, Inc., a Delaware corporation (“Buyer”), Novartis AG, a company organized under the laws of Switzerland (“AG”), and Novartis Pharmaceuticals Corporation, a Delaware corporation (“NPC” and together with AG, “Sellers”). Each of AG and NPC may hereinafter be referred to individually as a “Seller.”

WHEREAS, Sellers sell Migranal (as defined herein) and DHE (as defined herein) commercially; and

WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, certain Purchased Assets (as defined herein) related to Migranal and DHE within the Territory (as defined herein), all upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“AG” has the meaning set forth in the recitals.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such first Person. A Person will be deemed to “Control” another Person if such first Person has the power to direct or cause the direction of such other Person, whether through ownership of securities, by contract or otherwise.

“Assigned Contracts” means the agreements listed on Schedule 1.1(a).

“Assumed Contractual Obligations” means the contractual obligations under the agreements listed on Schedule 1.1(a), to the extent that such obligations relate to performance on or after the Closing Date.

“Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“Assumption Agreement” means an assumption agreement to be executed by Buyer and Sellers at Closing, substantially in the form of Exhibit A.

CONFIDENTIAL TREATMENT REQUESTED

“Bill of Sale” means a bill of sale and assignment to be delivered by Buyer and Sellers at Closing, substantially in the form of Exhibit B.

“Bulk Transfer Law” has the meaning set forth in Section 8.5.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in the City of New York are permitted or required to close by law or regulation.

“Buyer” has the meaning set forth in the recitals.

“Buyer Indemnified Parties” has the meaning set forth in Section 12.2(a).

“[CONFIDENTIAL TREATMENT REQUESTED]” has the meaning set forth in Section 9.9(c).

“[CONFIDENTIAL TREATMENT REQUESTED]” has the meaning set forth in Section 9.9(c).

“cGMP” means current good manufacturing practices of the FDA and other appropriate agencies, as set forth in 21 C.F.R. Parts 210 and 211 and all applicable FDA rules, regulations, guides and guidances, as amended from time to time and in effect during the term of this Agreement.

“Closing” and “Closing Date” will have the respective meanings given such terms in Section 4.1.

“Confidential Information” has the meaning set forth in Section 8.3(a).

“Contracts” means contracts, leases, indentures, agreements, purchase orders and all other legally binding arrangements, whether in existence on the date hereof or subsequently entered into, including all amendments thereto.

“Customer Orders” has the meaning set forth in Section 2.2(a)(viii).

“DHE” means the pharmaceutical product currently marketed and sold in the Territory as DHE-45® (dihydroergotamine mesylate, USP) Injection under the NDA.

“DHE API” means Dihydroergotamine API, the active pharmaceutical ingredient for DHE.

“DHE Finished Goods” means DHE packaged and ready for distribution and sale to end- users.

“[CONFIDENTIAL TREATMENT REQUESTED]” has the meaning set forth in Section 6.7(a).

“DHE NDC Number” means the national drug code number associated with DHE, number 0078-0041-01.

CONFIDENTIAL TREATMENT REQUESTED

“Deductible Amount” has the meaning set forth in Section 12.2(b)(i).

“Dihydroergotamine” means dihydroergotamine, the structure of which is set forth on Schedule 1.1(b).

“[CONFIDENTIAL TREATMENT REQUESTED]” has the meaning set forth in Section 9.9(a)

“Disclosing Party” has the meaning set forth in Section 8.3(a).

“Domain Name” means the Internet domain name “www.migranal.com,” as well as all registrations, goodwill and rights thereto.

“Encumbrance” means any mortgage, charge, lien, security interest, easement, right of way, pledge or encumbrance of any nature whatsoever.

“Excluded Assets” has the meaning set forth in Section 2.2(b).

“Excluded Intellectual Property” means (i) Sellers’ Trademarks, (ii) Sellers’ Trade Dress, (iii) any intellectual property that does not relate specifically and solely to the manufacturing, marketing, sale or distribution of Migranal and DHE in the Territory and (iv) any computer programs and software.

“Excluded Liabilities” has the meaning set forth in Section 2.3(b).

“Exhibits” means, collectively, the Exhibits referred to throughout this Agreement.

“FDA” means the United States Food and Drug Administration.

“Finished Goods” means the Migranal Finished Goods and the DHE Finished Goods.

“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign.

“Governmental Rule” means any law, judgment, order, decree, statute, ordinance, rule or regulation issued or promulgated by any Governmental Entity.

“IND” means the investigational new drug application No. [CONFIDENTIAL TREATMENT REQUESTED] filed with the FDA for Migranal.

“Indemnified Party” has the meaning set forth in Section 12.6(a).

“Indemnifying Party” has the meaning set forth in Section 12.6(a).

“Knowledge” of Sellers means the actual knowledge of the following employees of NPC: CONFIDENTIAL TREATMENT REQUESTED].

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable, including

CONFIDENTIAL TREATMENT REQUESTED

those arising under any law, action or governmental order and those arising under any contract, agreement, arrangement, commitment or undertaking, or otherwise.

“Losses” means, collectively, any and all damages, losses, Taxes, Liabilities, claims, judgments, penalties, costs and expenses (including reasonable attorneys’ fees and litigation expenses).

“Manufacturing Documentation” means any and all of the following that are specific to and necessary for the manufacture of Migranal or DHE: manufacturing process validation reports, manufacturing instructions, batch record templates, manufacturing standard operating procedures, specifications and test methods for the finished products, raw materials and stability, standard operating procedures and specifications for packaging, manufacturing and packaging instructions, master formula, validation reports (analytical, packaging and cleaning), stability data and approved supplier lists.

“Material Adverse Effect” means an effect which is materially adverse to the Purchased Assets taken as a whole, but will not include (i) any adverse effect due to changes in conditions generally affecting (A) the healthcare industry or (B) the United States economy as a whole, (ii) any change or adverse effect caused by, or relating to, the announcement of this Agreement and the transactions contemplated by this Agreement or (iii) any adverse effect due to legal or regulatory changes. Notwithstanding the foregoing, a decline in revenues of Migranal or DHE, in and of itself, will not constitute a Material Adverse Effect.

“Medicaid Rebates” means all state and federal Medicaid rebates and reimbursements related to Migranal and DHE.

“Migranal” means the pharmaceutical product currently marketed and sold in the Territory as Migranal® (dihydroergotamine mesylate, USP) Nasal Spray under the NDA.

“Migranal Finished Goods” means Migranal packaged and ready for distribution and sale to end-users.

“Migranal NDC Number” means the national drug code number associated with Migranal, number 0078-0245-98.

“NDC Numbers” means the DHE NDC Number and the Migranal NDC Number.

“NPC” has the meaning set forth in the recitals.

“New Drug Application” or “NDA” means, collectively, the new drug application no. [CONFIDENTIAL TREATMENT REQUESTED], as filed with the FDA pursuant to 21 C.F.R., Part 314, and all supplements, amendments and revisions thereto, and the new drug application no. [CONFIDENTIAL TREATMENT REQUESTED], as filed with the FDA pursuant to 21 C.F.R., Part 314, and all supplements, amendments and revisions thereto.

“Non-Competition Period” has the meaning set forth in Section 6.7(a).

CONFIDENTIAL TREATMENT REQUESTED

“Patent Assignment” means the assignment of the Patents to be executed at Closing by AG and Buyer, substantially in the form attached hereto as Exhibit C.

“Patents” means all patents and patent applications, including reissues, divisions, continuations, continuations-in-part and extensions thereof and reexamination certificates therefor.

“Permitted Encumbrance” means (i) any Encumbrance disclosed on Schedule 1.1(c), (ii) any Encumbrance for Taxes, assessments and other governmental charges that are not yet due and payable or that may thereafter be paid without penalty, or that are being contested in good faith by appropriate proceedings or (iii) any imperfection of title or other Encumbrance that, individually or in the aggregate with other such imperfections and Encumbrances, would not have a Material Adverse Effect.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, business association, organization, Governmental Entity or other entity.

“Product Intellectual Property” means all (i) Product Technology, (ii) Product Migranal Trademarks and Product DHE Trademarks, (iii) Product Migranal Trade Dress and Product DHE Trade Dress, in each case to the extent used by Sellers solely and specifically in the manufacture, marketing, sale and distribution of Migranal and DHE in the Territory, but excluding (in all cases) Excluded Intellectual Property, (iv) the Patents listed in Schedule 2.2(a)(i) and (v) the [CONFIDENTIAL TREATMENT REQUESTED] more specifically described in Schedule 1.1(d).

“Product Marketing Materials” means all sales training, marketing, and other promotional materials used solely and specifically with respect to Migranal and DHE in the Territory as of the Closing Date to the extent such materials are readily within the possession of NPC.

“Product Medical Materials” means all of the following within NPC’s possession or control: (i) all adverse event reports relating to Migranal or DHE or their respective generic equivalents in the Territory, including any official correspondence with the FDA, reports or other documents relating thereto, (ii) all data, information and files relating to adverse experiences relating to Migranal or DHE in the Territory, and (iii) all medical responses relating to Migranal or DHE that are active in NPC’s NQuIRE database, and written, phone and personal contact inquiries relating to Migranal or DHE that are available from NPC’s NQuIRE database.

“Product Technology” means the manufacturing technology that is used by Sellers solely and specifically in the manufacture of Migranal or DHE for sale in the Territory, including but not limited to, specifications and test methods, manufacturing and packaging instructions, master formula, validation reports (process, analytical methods and cleaning), stability data and analytical methods, but excluding any common industry practice, process or procedure used or usable in the manufacture of pharmaceutical products.

“Product DHE Trademarks” means the U.S. trademarks and registrations thereof listed on Schedule 5.10(c), and the goodwill of the business symbolized thereby.

CONFIDENTIAL TREATMENT REQUESTED

“Product Migranal Trademarks” means the U.S. trademarks and registrations thereof listed on Schedule 5.10(b), and the goodwill of the business symbolized thereby.

“Product DHE Trade Dress” means the current trade dress of DHE, but excluding Sellers Trade Dress.

“Product Migranal Trade Dress” means the current trade dress of Migranal, but excluding Sellers Trade Dress.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchased Assets” has the meaning set forth in Section 2.2(a).

“Receiving Party” has the meaning set forth in Section 8.3(a).

“Regulatory Approvals” mean the following, in each case only as it relates solely and exclusively to Migranal and DHE in the Territory and is in existence and in the possession or control of Sellers, as of the Closing Date: the NDA and all regulatory files relating thereto, including any and all (i) regulatory filings and supporting documents, clinical studies and tests; and (ii) records maintained under cGMP or other record keeping or reporting requirements of the FDA, the Environmental Protection Agency, the Occupational Health and Safety Administration or any other Governmental Entities, including all investigational new drug applications, drug master files, FDA warning letters, FDA Notices of Adverse Finding Letters, FDA audit reports (including any responses to such reports), DDMAC correspondence, all other correspondence and communications with Governmental Entities, adverse event files, periodic safety update reports, IND safety reports and complaint files and annual product quality reviews.

“Schedules” means, collectively, the Schedules referred to throughout this Agreement.

“Sellers” and “Seller” have the meaning set forth in the recitals.

“Sellers Cap Amount” has the meaning set forth in Section 12.2(b)(ii).

“[CONFIDENTIAL TREATMENT REQUESTED]” has the meaning set forth in Section 9.9(b).

“[CONFIDENTIAL TREATMENT REQUESTED]” has the meaning set forth in Section 9.9(a).

“Sellers Indemnified Parties” has the meaning set forth in Section 12.3.

“Seller Indemnified Product Liability Claims” has the meaning set forth in Section 12.2(b)(iii).

“Sellers Trade Dress” means the stripes, bands or other designs and coloring used on the front panel of the packaging of Migranal and DHE to the extent used on other product packaging of Sellers.

CONFIDENTIAL TREATMENT REQUESTED

“Sellers Trademarks” means (i) the “Novartis AG” and “Novartis Pharmaceuticals Corporation” names or any variations thereof, (ii) the names “Novartis,” “Ciba,” “Ciba-Geigy,” “Summit Pharmaceuticals,” “Sandoz” and all formatives and derivatives thereof, all composite marks including such names or any such formatives or derivatives and any colorable imitation of any of the foregoing and (iii) all Trademarks, other than the Product DHE Trademarks, the Product Migranal Trademarks, the Domain Name and the Internet domain names listed on Schedule 2.2(a)(x), currently used by Sellers in connection with the manufacture, marketing, sale and distribution of Migranal and DHE.

“Supply Agreement” means the Supply Agreement to be executed at Closing by NPC, Novartis Pharma AG and Buyer, substantially in the form attached hereto as Exhibit D.

“Tax” means all Federal, state, local and foreign taxes and assessments, including all interest, penalties and additions with respect thereto.

“Tax Return” means any report, return, election, notice, estimate, declaration, information statement and other forms and documents (including all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a taxing authority in connection with any Taxes (including estimated Taxes).

“Territory” means the United States of America and its territories, including Puerto Rico and the District of Columbia.

“[CONFIDENTIAL TREATMENT REQUESTED]” has the meaning set forth in Section 9.2(b).

“Third Party Claim” has the meaning set forth in Section 12.6(b).

“Trademark Assignment” means the assignment of the Product DHE Trademarks and the Product Migranal Trademarks to be executed at Closing by AG and Buyer, substantially in the form attached hereto as Exhibit E.

“Trademarks” means all trademarks, trade names, brand names, logotypes, symbols, service marks, Internet domain names and the goodwill of the business symbolized thereby, including registrations and applications for registrations thereof and all renewals, modifications and extensions thereof.

Section 1.2 Interpretation.

(a) When used in this Agreement the words “include”, “includes” and “including” will be deemed to be followed by the words “without limitation.”

(b) Any terms defined in the singular will have a comparable meaning when used in the plural, and vice-versa.

(c) All references to recitals, Articles, Sections, Exhibits, Schedules and Appendices will be deemed references to recitals, Articles, Sections, Exhibits, Schedules and Appendices to this Agreement.

CONFIDENTIAL TREATMENT REQUESTED

(d) This Agreement will be deemed drafted jointly by all the parties hereto and will not be specifically construed against any party hereto based on any claim that such party or its counsel drafted this Agreement.

Section 1.3 Currency. All currency amounts referred to in this Agreement are in U.S. Dollars unless otherwise specified.

ARTICLE II SALE AND PURCHASE OF PURCHASED ASSETS

Section 2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Sellers will sell, assign, transfer, convey and deliver to Buyer, and Buyer will purchase, acquire and accept, all right, title and interest, within the Territory, of Sellers in, to and under the Purchased Assets (as defined herein).

Section 2.2 Purchased Assets.

(a) The term “Purchased Assets” means the following properties, assets and rights solely within the Territory of whatever kind and nature, tangible or intangible, other than the Excluded Assets (as defined herein), of Sellers existing on the Closing Date that relate solely and exclusively to Migranal and DHE, including:

(i)	the Product Intellectual Property, including the Patents listed on Schedule 2.2(a)(i);

(ii)	the Regulatory Approvals;

(iii)	the existing lists of all current customers for Migranal and DHE and the pricing of Migranal and DHE for such customers; provided, however, that Sellers will retain all rights of access and ownership of such information with respect to sales of other products of Sellers or its Affiliates;

(iv)	the Assigned Contracts;

(v)	the Product Marketing Materials;

(vi)	the Product Medical Materials;

(vii)	one copy of the Manufacturing Documentation;

(viii)	all unfilled customer orders for Finished Goods as of the Closing Date (a list of such orders to be provided to Buyer within ten (10) Business Days after the Closing) (“Customer Orders”);

(ix)	the IND;

(x)	the Domain Name and the Internet domain names listed on Schedule 2.2(a)(x); and

CONFIDENTIAL TREATMENT REQUESTED

(xi)	the toll-free telephone number 1 -888-MY-RELIEF (1-888-697-3543).

(b) Sellers and Buyer expressly agree and acknowledge that the Purchased Assets will not include any of the following (the “Excluded Assets”):

(i)	the Excluded Intellectual Property;

(ii)	any plant, tangible property (except as expressly included in the Purchased Assets above), equipment or employees related to the development, manufacture and commercialization of Migranal and DHE or any active substance or raw materials; and

(iii)	the property, assets and rights listed on Schedule 2.2(b)(iii).

(c) Buyer acknowledges and agrees that Sellers may retain for archival purposes and for purposes of complying with the Supply Agreement one copy of all or any part of the documentation that they deliver to Buyer hereunder.

Section 2.3 Assumption of Certain Liabilities and Obligations.

(a) Buyer will assume, be responsible for and pay, perform and discharge when due the following (collectively, the “Assumed Liabilities”): (i) any Liabilities arising from any product liability or patent or trademark infringement claim or lawsuit first brought by any third party, the FDA or any other Governmental Entity on or after the Closing Date, but solely to the extent relating to the promotion or sale of Migranal or DHE in the Territory by or on behalf of Buyer following the Closing; (ii) any Liabilities arising from any FDA or any other Governmental Entity action or notification first filed on or after the Closing Date, but solely to the extent relating to the promotion or sale of Migranal or DHE in the Territory by or on behalf of Buyer following the Closing; (iii) the Assumed Contractual Obligations; (iv) any Liabilities that Buyer expressly assumes or agrees to assume under this Agreement; (v) any Liabilities arising under Customer Orders; and (vi) except as otherwise provided in this Agreement, all other Liabilities that arise out of the development, manufacture, marketing, sale, distribution or use of Migranal or DHE in the Territory by or on behalf of Buyer (except to the extent that either of the Sellers is obligated to indemnify the Buyer for any such Liabilities pursuant to the Supply Agreement) following the Closing.

(b) Except for the Assumed Liabilities, Buyer will not assume or be liable for any Liabilities arising in connection with Migranal, DHE or any other Purchased Asset (collectively, the “Excluded Liabilities”).

Section 2.4 Proration. Sellers and Buyer agree to prorate as of the Closing Date any amounts under the Assigned Contracts which become due and payable after the Closing Date to the extent the benefit is attributable to the period prior to the Closing Date, and any amounts under the Assigned Contracts which are paid prior to the Closing Date to the extent the benefit is attributable to the period subsequent to the Closing Date.

ARTICLE III PURCHASE PRICE

CONFIDENTIAL TREATMENT REQUESTED

Section 3.1 Purchase Price. The purchase price for the Purchased Assets will be Forty-Seven Million Seven Hundred Thousand Dollars ($47,700,000.00) in cash (the “Purchase Price”), payable in accordance with Section 4.2(b).

Section 3.2 Allocation of Purchase Price. The Purchase Price will be allocated among the Purchased Assets as of the Closing Date in accordance with applicable law and as set forth in Exhibit F. Each of the parties hereto agrees to report (and to cause its Affiliates to report) the transactions contemplated by this Agreement in a manner consistent with applicable law and with the terms of this Agreement, including the allocation provided in Exhibit F, and agrees not to take any position inconsistent therewith in any Tax Return, in any Tax refund claim, in any litigation or otherwise.

Section 3.3 Transfer Taxes. All transfer, sales, value added, stamp duty and similar Taxes payable in connection with the transactions contemplated hereby, to the extent payable to Governmental Entities within the Territory, will be borne by Buyer. All transfer, sales, value added, stamp duty and similar Taxes payable in connection with the transactions contemplated hereby, to the extent payable to Governmental Entities outside of the Territory, will be borne by Sellers. Notwithstanding the foregoing, each party shall be obligated for any Taxes to the extent payable or assessed based upon the income or worth of such party.

ARTICLE IV THE CLOSING

Section 4.1 Closing Date. The closing of the sale and transfer of the Purchased Assets (the “Closing”) will take place at the offices of Kaye Scholer LLP, 425 Park Avenue, New York, New York 10022 on June 25, 2002 or, if later, on the first Business Day following the date on which all of the conditions to each party’s obligations under Article X have been satisfied or waived, or at such other time, date and place as will be mutually agreed to by the parties hereto (such date of the Closing being hereinafter referred to as the “Closing Date”).

Section 4.2 Transactions to Be Effected at the Closing. At the Closing:

(a) Sellers will deliver or cause to be delivered to Buyer each of the items referred to in Section 10.2(d), in each case appropriately executed; and

(b) Buyer will deliver or cause to be delivered to Sellers (i) each of the items referred to in Section 10.3(c), in each case appropriately executed, and (ii) payment of the Purchase Price by wire transfer in immediately available funds to an account or accounts designated in writing by Sellers at least two Business Days prior to the Closing Date.

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER

Sellers hereby represents and warrants to Buyer as follows:

Section 5.1 Sellers Organization; Good Standing. AG is a company organized under the laws of Switzerland. NPC is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Seller has the requisite power and authority to own the Purchased Assets and to carry on its business as currently conducted. NPC is duly qualified to conduct business as a foreign corporation and is in good standing in each

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jurisdiction where the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not have a Material Adverse Effect.

Section 5.2 Authority; Execution and Delivery. Sellers have the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized. This Agreement has been duly executed and delivered by each Seller and, assuming the due authorization, execution and delivery of this Agreement by Buyer, will constitute the legal, valid and binding obligation of each Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

Section 5.3 Consents; No Violation, Etc. Except as set forth on Schedule 5.3, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not (i) violate any Governmental Rule applicable to Sellers, (ii) conflict with any provision of the certificate of incorporation or by-laws (or similar organizational document) of Sellers, (iii) conflict with any Contract set forth on Schedule 5.9, or (iv) require any approval, authorization, consent, license, exemption, filing or registration with any court, arbitrator or Governmental Entity, except, with respect to the foregoing clauses (i) and (iii), for such violations or conflicts which would not have a Material Adverse Effect or materially interfere with Sellers’ performance of its obligations hereunder or, with respect to the foregoing clause (iv), for such approvals, authorizations, consents, licenses, exemptions, filings or registrations which have been obtained or made or which, if not obtained or made, would not have a Material Adverse Effect or materially interfere with Sellers performance of their obligations hereunder.

Section 5.4 Financial Information. NPC has made available to Buyer all material financial information related to Migranal and DHE and the Purchased Assets reasonably requested by Buyer. Such financial information was derived from the books and records of NPC and was prepared by NPC in good faith and fairly presents, in all material respects, in accordance with NPC’s accounting practices and procedures, financial information with respect to Migranal and DHE as of the dates and for the periods shown.

Section 5.5 Title to Purchased Assets. Except as set forth on Schedule 5.5, Sellers have good and valid title to all of the Purchased Assets, as the case may be, free and clear of all Encumbrances other than Permitted Encumbrances.

Section 5.6 Litigation. Except as disclosed on Schedule 5.6, as of the date hereof, there is no suit, claim, action, investigation or proceeding pending or, to the Knowledge of Sellers, threatened against NPC, that relates to the Purchased Assets which (i) if adversely determined would result in a Material Adverse Effect or (ii) challenges or seeks to prevent or enjoin the transactions contemplated by this Agreement.

CONFIDENTIAL TREATMENT REQUESTED

Section 5.7 Regulatory Issues. Except as set forth on Schedule 5.7, or as would not have a Material Adverse Effect, during the year immediately prior to the date of this Agreement, with respect to Migranal and DHE only, NPC has not received or been subject to: (i) any FDA Form 483’s relating to Migranal or DHE; (ii) any FDA Notices of Adverse Findings relating to Migranal or DHE; or (iii) any warning letters or other written correspondence from the FDA concerning Migranal or DHE in which the FDA asserted that the operations of NPC were not in compliance with applicable Governmental Rules or guidelines with respect to Migranal and DHE. Except as would not have a Material Adverse Effect, during the year immediately prior to the date of this Agreement there has not been any occurrence of any product recall, market withdrawal or replacement, or post-sale warning conducted by or on behalf of NPC concerning Migranal or DHE or any product recall, market withdrawal or replacement conducted by or on behalf of any entity as a result of any alleged defect in Migranal or DHE.

Section 5.8 Compliance with Laws. Except as set forth on Schedule 5.8, each Seller is in compliance in all material respects with all Governmental Rules applicable to it which relate primarily to the Purchased Assets, except where the failure to so comply would not have a Material Adverse Effect. Except as set forth on Schedule 5.8, each Seller has not received any written notice within the past year of any asserted violation of any such Governmental Rules and each Seller has not received any written notice within the past year that any investigation or review by any Governmental Entity with respect to the Purchased Assets is pending or that any such investigation or review is contemplated, except where the outcome of such investigation or review if adversely determined would not have a Material Adverse Effect.

Section 5.9 No Defaults Under Contracts.

(a) Except as set forth on Schedule 5.9, as of the date hereof each Seller is not bound by any material Contracts relating solely to Migranal and DHE and the Purchased Assets, including any material customer Contracts with respect to the sale and distribution of Migranal and DHE in the Territory.

(b) Except as set forth on Schedule 5.9 or as would not have a Material Adverse Effect, to the Knowledge of Sellers, the other parties to the Contracts listed on Schedule 5.9 are not in default under or in breach of such Contracts. Except as would not have a Material Adverse Effect, each Seller has not received written notice that it is in default under or in breach of any Contract listed on Schedule 5.9.

Section 5.10 Intellectual Property Rights.

(a) Schedule 5.10 contains a true and correct list of all Patents and all Trademarks (other than Excluded Intellectual Property) owned by Sellers and used by Sellers solely and specifically in the marketing, manufacture, use, importation, sale and distribution of Migranal or DHE in the Territory.

(b) Except as described in Schedule 5.10 or as would not have a Material Adverse Effect, all of the Patents and Trademarks listed on Schedule 5.10 as registered or filed have been duly registered or filed in the Territory, and all necessary registration, maintenance

CONFIDENTIAL TREATMENT REQUESTED

and renewal fees with respect to such Patents and Trademarks have been paid, with the appropriate Governmental Entities.

(c) Except as described in Schedule 5.10 or as would not have a Material Adverse Effect, to the Knowledge of Sellers, no third party is infringing or misappropriating in the Territory any of the Product Intellectual Property.

(d) Except as set forth on Schedules 5.8 and 5.10 or as would not have a Material Adverse Effect, to the Knowledge of Sellers, there are no outstanding claims asserted in writing against Sellers alleging that Sellers’ development, manufacture or sale of Migranal or DHE in the Territory infringes or misappropriates any intellectual property of any other Person.

Section 5.11 Sales Activity. During the six (6) months immediately prior to the Closing, Sellers did not engage in any extraordinary activity or incentive programs or take any other extraordinary actions that increased purchases of units of DHE or Migranal by Sellers’ customers in the Territory above the amounts that would have been purchased during such period by such customers based solely on normal market demand.

Section 5.12 No Brokers. Sellers have not entered into any agreement, arrangement or understanding with any Person or firm which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

Section 5.13 Exclusive Representations and Warranties; Schedules. Other than the representations and warranties set forth in this Article V, Sellers are not making any other representations or warranties, express or implied, with respect to Migranal or DHE or the Purchased Assets. The information included on any Schedule delivered to Buyer by Sellers will be deemed to have been delivered with respect to all other Schedules delivered to Buyer by Sellers as though such information were fully set forth on such other Schedules.

ARTICLE VI CERTAIN COVENANTS AND AGREEMENTS OF SELLER

Section 6.1 Conduct of Business Until Closing. During the period from the date of this Agreement and continuing until the Closing, Sellers agree (except as otherwise provided in this Agreement or to the extent that Buyer will otherwise consent in writing, which consent will not be unreasonably withheld) that:

(a) Ordinary Course. Sellers will conduct their respective businesses with respect to Migranal and DHE and the Purchased Assets in substantially the same manner as presently conducted; provided, however, that nothing contained herein will be deemed to require the expenditures of any funds outside of the ordinary course of business.

(b) No Dispositions. Sellers will not sell, lease or transfer, or agree to sell, lease or transfer, any of the Purchased Assets.

Section 6.2 Access. After the date hereof up to the Closing, Sellers will afford to quality control or quality assurance personnel or representatives of Buyer reasonable access to the offices, plants, properties, books and records of Sellers relating to Migranal and DHE during

CONFIDENTIAL TREATMENT REQUESTED

normal business hours, in order that Buyer may have an opportunity to make such reasonable inspections, investigations and audits as it desires with respect to Migranal and DHE; provided, that Buyer will conduct such inspections, investigations and audits in a reasonable manner.

Section 6.3 Post-Closing Orders and Payments. From and after 12:01 A.M. (New York City time) on the day immediately following the Closing Date, Sellers will promptly deliver to Buyer any purchase orders for Finished Goods received after the Closing and any payments received from third parties for Finished Goods purchased from Buyer after the Closing, and refer all inquiries it will receive with respect to Migranal and DHE (other than with respect to Excluded Assets or Excluded Liabilities), to Buyer or its designee.

Section 6.4 [Reserved]

Section 6.5 Assistance with Buyer Regulatory Filings.

(a) Subject to the terms of the Supply Agreement, for the period of time commencing on the Closing Date and ending [CONFIDENTIAL TREATMENT REQUESTED], Sellers will provide reasonable assistance to Buyer in its preparation and filing with the FDA of filings required to be filed by Buyer for the manufacture, marketing and distribution of Migranal or DHE in the Territory; provided, however, that Buyer will reimburse Sellers for any and all out- of-pocket expenses incurred by Sellers in connection with any such assistance. It is understood and agreed that Buyer, as the owner of the product registration for Migranal and DHE, will have the responsibility for all regulatory filings after the Closing Date.

(b) Sellers will use commercially reasonable efforts to make Sellers’ auditors available to Buyer, to make Sellers’ books and records available to such auditors and to cause such auditors to reasonably cooperate with Buyer in connection with the preparation of any financial information and/or reports related to the Products that may be required to be included in any filings made by Buyer with any Governmental Entities (including any filings with the SEC).

(c) Sellers’ obligations pursuant to this Section 6.5 will be limited to assistance with respect to matters and information that are not otherwise in the possession of Buyer.

Section 6.6 [Reserved]

Section 6.7 Noncompetition.

(a) For a period of [CONFIDENTIAL TREATMENT REQUESTED] following the Closing Date (the “Non- Competition Period”), Sellers will not, without the prior written consent of Buyer, directly or indirectly, sell, market or distribute, anywhere in the Territory, [CONFIDENTIAL TREATMENT REQUESTED]; provided, however, that nothing herein will prevent each Seller or any of its Affiliates from [CONFIDENTIAL TREATMENT REQUESTED].

(b) The parties hereto agree and acknowledge that the provisions of this Section 6.7 will not be construed to limit or restrict in any manner the right of each Seller or any of its Affiliate to develop, manufacture, use, sell or commercialize in any manner any pharmaceutical product other than [CONFIDENTIAL TREATMENT REQUESTED].

CONFIDENTIAL TREATMENT REQUESTED

(c) Nothing contained in this Section 6.7 will be construed as prohibiting each Seller or any of its Affiliates from: (a) acquiring (whether by merger, asset or stock acquisition or otherwise) another company, business or line of products (including by license thereof or through investment therein), which makes, has made, sells, has sold, markets, has marketed, distributes or has distributed or otherwise represents a [CONFIDENTIAL TREATMENT REQUESTED] and continuing to operate such company, business or line of products following such acquisition; or (b) entering into a joint venture, alliance or other similar collaborative arrangement between each Seller or any of its Affiliates thereof and any third party which joint venture makes, has made, sells, has sold, markets, has marketed, distributes or has distributed a [CONFIDENTIAL TREATMENT REQUESTED] and continuing to participate in such collaboration.

Section 6.8 Non-Assertion of Intellectual Property Rights. Except as to any Excluded Intellectual Property, Sellers agree that no Seller, nor any Affiliate of any Seller, will assert against Buyer (or any Person deriving rights directly or indirectly from Buyer), under any patent, trade secret, copyright, trademark or other proprietary right owned or controlled by any Seller or any Affiliate of any Seller, a claim that Buyer’s (or such Person’s) development, manufacture, use, marketing, sale or commercialization of DHE or Migranal in the Territory after the Closing (to the extent that such development, manufacture, use, marketing, sale or commercialization is performed in the same manner as performed by or on behalf of Seller prior to the Closing) infringes any such patent, trade secret, copyright, trademark or other proprietary right of such Seller or Affiliate. By way of example only and not by way of limitation, the foregoing waiver shall not apply to (i) rights, remedies or causes of action based on infringement arising or resulting, directly or indirectly, from any change in DHE or Migranal, or the manner in which it is developed, manufactured, used, marketed, sold or commercialized by Buyer, its Affiliates or their respective successors or assigns, including without limitation, changes in the form or formulation, ampule, size, color or shape, packaging, labeling, Product Intellectual Property or Product Marketing Materials, or (ii) the use by Buyer, its Affiliates or their respective successors or assigns of Sellers Trademarks or Sellers Trade Dress beyond the scope or duration of the limited right and license granted pursuant to Section 9.6.

Section 6.9 Websites.

(a) Buyer and Sellers hereby agree that, within twelve (12) months following the Closing, Buyer shall provide one or more links from the Domain Name and, to the extent they are active, the Internet domain names listed on Schedule 2.2(a)(x) to one or more websites of Sellers to be identified by Sellers. Buyer and Sellers agree to cooperate with each other in order to (a) establish all necessary links, (b) select the location on Buyer’s website where such links will be displayed and (c) maintain such links. Buyer shall not alter, vary or modify any such link, in whole or in part, without the prior written approval of Sellers.

(b) For so long as Buyer will provide one or more links from the Domain Name to Sellers’ website pursuant to clause (a) above, Buyer shall maintain the Domain Name in a manner that permits linkage to Sellers’ website(s). In addition, the Domain Name and Buyer’s website located thereat shall not contain, incorporate or display any material or content (including, but not limited to, text, graphics, multimedia content or images) that is in any way (a) unlawful, harmful, defamatory, obscene, harassing, an invasion of the right of privacy; (b)

CONFIDENTIAL TREATMENT REQUESTED

racially, ethically or otherwise objectionable or (c) otherwise inflammatory or offensive to Sellers. The Domain Name and Buyer’s website located thereat shall not: (i) facilitate illegal activity, depict sexually explicit or pornographic images, promote violence, promote illegal discrimination based on race, sex, religion, nationality, disability, weight, height, marital status, sexual orientation, or age; (ii) promote illegal activities; (iii) portray either Seller (or any of their respective Affiliates), or their respective products or services, in a false, misleading, derogatory, or otherwise offensive manner; (iv) incorporate any materials which infringe, or assist others in infringing, any copyright, trademark or other intellectual property right; or (v) use any meta tags or any other “hidden text” utilizing a Seller’s name, trademark or domain name without the express written consent of such Seller. Buyer shall use commercially reasonable efforts to avoid linking its website to any website that violates the restrictions set forth in this clause (b).

ARTICLE VII REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers as follows:

Section 7.1 Buyer’s Organization; Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to carry on its business as it is currently being conducted. Buyer is duly qualified to conduct business as a foreign corporation and is in good standing in every jurisdiction where the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 7.2 Authority; Execution and Delivery. Buyer has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement by Sellers, constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

Section 7.3 Consents; No Violations, Etc. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not (i) violate any Governmental Rule applicable to Buyer, (ii) conflict with any provision of the certificate of incorporation or by-laws of Buyer, (iii) conflict with any material Contract to which Buyer is a party or by which it is otherwise bound or (iv) require any approval, authorization, consent, license, exemption, filing or registration with any court, arbitrator or Governmental Entity, except with respect to the foregoing clauses (i) and (iii), for such violations or conflicts which would not materially interfere with Buyer’s performance of its obligations hereunder or, with respect to the foregoing clause (iv), for such approvals, authorizations, consents, licenses, exemptions, filings or

CONFIDENTIAL TREATMENT REQUESTED

registrations which have been obtained or made or which, if not obtained or made, would not materially interfere with Buyer’s performance of its obligations hereunder.

Section 7.4 Litigation. As of the date hereof, there is no suit, claim, action, investigation or proceeding pending or, to the knowledge of Buyer, threatened against Buyer or any of its Affiliates which if adversely determined would delay the ability of Buyer to perform its obligations hereunder.

Section 7.5 No Brokers. Buyer has not entered into any agreement, arrangement or understanding with any Person or firm which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

Section 7.6 Availability of Funds. Buyer has cash available that is sufficient to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder without the necessity of any third-party financing.

ARTICLE VIII

CERTAIN COVENANTS AND AGREEMENTS OF BUYER AND CONFIDENTIALITY

PROVISIONS

Section 8.1 Insurance. At all times from the Closing Date through that date which is [CONFIDENTIAL TREATMENT REQUESTED] for Migranal, DHE or DHE API supplied to Buyer pursuant to the Supply Agreement, Buyer will maintain product liability insurance written on an occurrence reported form in an amount of not less than [CONFIDENTIAL TREATMENT REQUESTED] per occurrence, [CONFIDENTIAL TREATMENT REQUESTED] annual aggregate. Buyer will provide Sellers with a certificate of insurance on the Closing Date as evidence of such insurance and annually thereafter evidencing the renewal of such insurance. Buyer will promptly notify Sellers of any change in the terms of such insurance from those set forth in the most recent certificate of insurance provided to Seller pursuant to this Section 8.1.

Section 8.2 Records. Buyer will preserve all books and records (including financial information) included within the Purchased Assets for a period of at least five (5) years from the Closing Date and make such books and records available for inspection and copying by each Seller or its agents upon reasonable request and upon reasonable notice. Thereafter, Buyer will not dispose of or destroy any of such books or records without giving thirty (30) days prior written notice to Sellers to permit Sellers to duplicate or take possession of any such books and records.

Section 8.3 Confidentiality.

(a) Each party (a “Receiving Party”) acknowledges that it may receive (or, as the result of one or more transfers contemplated hereby, it may be or become in possession of) Confidential Information (as hereinafter defined) of another party (a “Disclosing Party”) in the performance of this Agreement or the Supply Agreement. Each Receiving Party shall use commercially reasonable efforts to safeguard and to hold the Confidential Information of a Disclosing Party in confidence, and shall limit disclosure of such Confidential Information to

CONFIDENTIAL TREATMENT REQUESTED

those employees and consultants of the Receiving Party and its Affiliates who are bound by obligations of confidentiality to the Receiving Party consistent with the terms of this Section 8.3. A Receiving Party shall not, directly or indirectly, disclose, publish or use for the benefit of any other Person or itself, except in performing this Agreement or the Supply Agreement, any Confidential Information of a Disclosing Party without first having obtained the Disclosing Party’s written consent to such disclosure or use. “Confidential Information” shall mean information which is confidential or proprietary to the Disclosing Party and shall include, without limitation, know-how, scientific information, the terms of this Agreement, clinical data, efficacy and safety data, adverse event information, formulas, methods and processes, specifications, pricing information (including discounts, rebates and other price adjustments) and other terms and conditions of sales, customer information, business plans and all other intellectual property; provided, however, that Confidential Information shall not include the following:

(i)	information of a Disclosing Party that is known to a Receiving Party or its Affiliates prior to the time of disclosure to it, to the extent evidenced by written records or other competent proof, unless a proprietary interest in such information is transferred to the Disclosing Party pursuant to this Agreement or the Supply Agreement;

(ii)	information that is independently developed by employees, agents or independent contractors of a Receiving Party or its Affiliates without reference to or reliance upon the information furnished by the Disclosing Party, as evidenced by written records or other competent proof, unless a proprietary interest in such information is transferred to the Disclosing Party pursuant to this Agreement or the Supply Agreement;

(iii)	information disclosed to a Receiving Party or its Affiliates by a third party that has a right to make such disclosure; or

(iv)	any other information that is or becomes part of the public domain through no fault or negligence of the Receiving Party.

A Receiving Party shall also be entitled to disclose any Confidential Information of a Disclosing Party (x) if, in the opinion of the Receiving Party’s outside counsel or General Counsel, such public announcement or public statement is necessary to avoid committing a violation of law or of any rule or regulation of any securities association, stock exchange or national securities quotation system on which the Receiving Party’s securities are, or are proposed to be, listed or trade (including, without limitation, to comply with SEC or NASDAQ disclosure requirements) or by order of any applicable Governmental Entity, (y) as may be necessary or appropriate in connection with the enforcement of this Agreement or (z) as may be required in furtherance of a party’s obligations under this Agreement; provided, that in any such event, the Receiving Party shall give advance notice to the Disclosing Party and use commercially reasonable efforts, wherever possible, to obtain confidential treatment of such information by the applicable Governmental Entity or other recipient (and, in the case of clause

CONFIDENTIAL TREATMENT REQUESTED

(x), the Disclosing Party shall be provided with a copy of the proposed disclosure in sufficient time to allow a reasonable opportunity to comment thereon).

(b) The obligations set forth in this Section 8.3 shall survive the termination or expiration of this Agreement for five (5) years. Nothing in this Section 8.3 shall be construed to create or imply any right or license under any patent, trademark, copyright or other intellectual property right owned or controlled by a party or its Affiliates (except as may be expressly set forth elsewhere in this Agreement).

(c) The obligations of this Section 8.3 and Article X of the Supply Agreement shall supersede the Confidentiality Agreement, dated as of March 12, 2002, by and between Buyer and NPC and shall govern any and all information disclosed by a Disclosing Party to a Receiving Party from and after the date hereof.

Section 8.4 Assumption of Regulatory Commitments. From and after the Closing Date, Buyer will assume control of, and responsibility for all costs, obligations and Liabilities arising from or related to any commitments or obligations to any Governmental Entity involving Migranal and DHE.

Section 8.5 Bulk Transfer Laws. Buyer hereby waives compliance by Sellers with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Purchased Assets to Buyer. Sellers will indemnify and hold harmless Buyer against any and all liabilities that may be asserted by third parties against Buyer as a result of noncompliance with any such bulk transfer law.

Section 8.6 [Reserved]

Section 8.7 NO REPRESENTATIONS BY SELLER. BUYER ACKNOWLEDGES THAT NO REPRESENTATIONS HAVE BEEN MADE OTHER THAN AS SPECIFICALLY SET FORTH IN THIS AGREEMENT. BUYER HEREBY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY AND ALL IMPLIED WARRANTIES. NO ORAL WARRANTIES, REPRESENTATIONS OR STATEMENTS WILL BE CONSIDERED A PART HEREOF.

Section 8.8 Response to Medical Inquiries and Products Complaints. After the Closing, Buyer will assume all responsibility for responding to any medical inquiries or complaints about Migranal and DHE in the Territory; provided, however, that during the term of the Supply Agreement, Sellers will perform their obligations with respect to the investigation of complaints and other matters as set forth in the Supply Agreement.

Section 8.9 Representations to Customers. After the Closing, Buyer will not make any knowing false or misleading representations to customers or others regarding Buyer, Sellers, Sellers’ Affiliates or the Products and will not make any representations, warranties or guarantees with respect to the specifications, features or capabilities of the Products that are not consistent with the applicable current FDA approved labeling and package insert or other documentation accompanying or describing the Products. Buyer will not make any negative or disparaging statements about any product of each Seller or any of its Affiliates, except that Buyer

CONFIDENTIAL TREATMENT REQUESTED

may, in compliance with applicable law, aggressively market, sell and promote the Products or other products which compete with products of Sellers and their respective Affiliates.

ARTICLE IX OTHER COVENANTS AND AGREEMENTS

Section 9.1 Contracts. Sellers will assign the Assigned Contracts to Buyer on the Closing Date and, except as otherwise set forth herein, thereafter Buyer will comply with and perform under all such Assigned Contracts. Buyer will assume all of Sellers’ obligations under the Assumed Contractual Obligations as of the Closing Date, to the extent that such obligations relate to performance on or after the Closing Date, and, except as otherwise set forth herein, thereafter Buyer will comply with and perform under all such Assumed Contractual Obligations. From and after the date hereof, Sellers agree that they will not, without the prior written consent of Buyer, take any action that would extend the term of any such Assumed Contractual Obligation or create any additional obligation with respect thereto. Sellers further agree that, if requested by Buyer in writing and permitted under the applicable Assigned Contract without penalty to Sellers, Sellers shall terminate the rights and obligations of Sellers with respect to Migranal and DHE under each Assigned Contract as soon as practicable after obtaining Buyer’s direction.

Section 9.2 Trade Returns, Medicaid Rebates, Chargebacks.

(a) For the period from the Closing Date through and including [CONFIDENTIAL TREATMENT REQUESTED], Sellers will bear the cost of returns of any Finished Goods which Sellers previously sold; provided, however, that such returns will be subject to the requirement that the Finished Goods being returned will have been returned in compliance with Sellers’ returned goods policy or have been accepted by Sellers on or before [CONFIDENTIAL TREATMENT REQUESTED]. From and after [CONFIDENTIAL TREATMENT REQUESTED], Buyer will be responsible for all returns of Finished Goods, regardless of the date of sale or the seller thereof. Each party will be responsible for processing returns of Finished Products during the periods for which such party bears the cost thereof in accordance with the foregoing. Neither Sellers nor Buyer will take any action to encourage or delay the return of any Finished Goods.

(b) Sellers will bear the cost of a portion of all Medicaid Rebates for Migranal and DHE bearing the NDC Numbers, such portion to equal [CONFIDENTIAL TREATMENT REQUESTED] of the aggregate amount of Medicaid Rebates billed by applicable Governmental Entities, with respect to [CONFIDENTIAL TREATMENT REQUESTED]; provided, however, Buyer will bear the additional costs of any Medicaid Rebates for Migranal and DHE with respect to [CONFIDENTIAL TREATMENT REQUESTED] to the extent such costs exceed [CONFIDENTIAL TREATMENT REQUESTED] for Migranal and DHE established by Buyer during [CONFIDENTIAL TREATMENT REQUESTED]. Buyer will bear [CONFIDENTIAL TREATMENT REQUESTED] for Migranal and DHE with respect to [CONFIDENTIAL TREATMENT REQUESTED] and thereafter, regardless of the date of sale. For the avoidance of doubt, Sellers will be entitled to [CONFIDENTIAL TREATMENT REQUESTED] federal and state Medicaid refunds, credits and other adjustments relating to the sale of Migranal and DHE dispensed at any time prior to [CONFIDENTIAL TREATMENT REQUESTED], and Buyer will be entitled to [CONFIDENTIAL TREATMENT

CONFIDENTIAL TREATMENT REQUESTED

REQUESTED] federal and state Medicaid refunds, credits and other adjustments relating to the sale of Migranal and DHE dispensed on or after [CONFIDENTIAL TREATMENT REQUESTED].

(c) Notwithstanding any other provision of this Agreement, following the Closing Date, Sellers will be responsible for the administration of the Medicaid Rebate process for any products which bear the NDC Numbers associated with Migranal and DHE as of the date hereof and Buyer will be responsible for the administration of such process for any products which bear NDC Numbers established by Buyer in accordance with the Supply Agreement. Sellers, on the one hand, and Buyer, on the other hand, will each furnish the other with any information necessary for each party’s performance of its administrative responsibilities pursuant to this Section 9.2(c) in the form reasonably requested by the other party, including, without limitation, applicable pricing information. For so long as Sellers are responsible for the administration of the Medicaid Rebate process for Migranal and DHE, Buyer will provide Sellers with the necessary information within five (5) days of the close of each calendar quarter in the form attached as Exhibit G. Any fines associated with incorrect or late information provided by Sellers or Buyer to the other party under this Section 9.2(c) will be reimbursed by Sellers or Buyer, as the case may be, to the other party.

(d) To the extent the same shall relate to a charge-back or other activity date (i.e., the date of sale from the wholesaler to the wholesaler’s customer) that is [CONFIDENTIAL TREATMENT REQUESTED], Sellers will be responsible for any payments, rebates, administrative fees or chargebacks due under any state or federal program or due to customers under any private party managed care contracts or under any other contract or program of any nature whatsoever with private parties, regardless of the date of the sale of the Products by the Sellers or Buyer. To the extent the same shall relate to a chargeback or other activity date that is [CONFIDENTIAL TREATMENT REQUESTED], Buyer will be responsible for any payments, rebates, administrative fees or chargebacks due under any state or federal program or due to customers under any private party managed care contracts or under any other contract or program of any nature whatsoever with private parties, regardless of the date of the sale of the Products by the Sellers or Buyer.

(e) Notwithstanding anything to the contrary contained in this Section 9.2, Buyer will be responsible for any notices to the State of Texas with respect to any changes in the AWP (average wholesale price) or WAC (weighted average cost) following the Closing Date, in each such case as may be required by applicable law.

Section 9.3 Adverse Experience Reports.

(a) The definitions “adverse drug experiences” and “serious” shall comply with the guidelines set forth by the FDA in the Code of Federal Regulations, Title 21 CFR 314.80(a) “Post marketing reporting of adverse drug experiences.” In order to properly execute the duty of care, the following categories of reports shall also be treated as adverse events, even if they do not involve adverse symptomatology: overdose, drug abuse/misuse/maladministration, interactions, lack of efficacy, and exposure during pregnancy. “Working Days” are defined as Monday through Friday exclusive of United States federal holidays.

CONFIDENTIAL TREATMENT REQUESTED

(b) On or prior to the Closing Date, Sellers will provide Buyer with adverse experiences report for Migranal and DHE since one year prior to the Closing Date. After the Closing Date, Sellers will submit to Buyer any or all historical adverse drug experience reports with the Products as requested by the Buyer.

(c) After the Closing Date, Buyer will submit to NPC all adverse drug experience reports for Migranal or DHE brought to the attention of the Buyer, as well as any material events and matters concerning or affecting the safety of Migranal or DHE. To allow Sellers to comply with health authority regulations outside the Territory, Buyer agrees to forward copies of all adverse experience reports to NPC within seven calendar days of receipt thereof by Buyer. After the Closing Date, Buyer will have all responsibility for investigating and reporting adverse experiences for Migranal and DHE to the FDA and addressing any FDA inquiries related to the safety of Migranal or DHE.

(d) After the Closing Date, in order to allow the Buyer to comply with FDA regulations, Sellers agree to forward copies of all serious adverse experience reports outside the Territory to Buyer within two working days of receipt thereof by AG. Sellers also will submit to Buyer any material events and matters concerning or affecting the safety of Migranal or DHE. Additionally, after the Closing Date, Sellers will assist Buyer with the provision of data relating to adverse experiences for Migranal and DHE for the Buyer’s preparation of its first Periodic Safety Report for each Product.

(e) After the Closing Date, Sellers and Buyer will be responsible for health authority safety inquiries in their respective territory(ies). The parties will provide each other with any information needed to respond to health authority safety requests in a complete and accurate manner.

Section 9.4 Transfer of NDA, Etc. For the period from the Closing Date through [CONFIDENTIAL TREATMENT REQUESTED], Sellers will cooperate with Buyer in disclosing and copying any relevant records and reports which are required to be made, maintained and reported pursuant to Governmental Rules in the Territory. The parties hereto agree to use their reasonable efforts to take any other actions required by the FDA to effect the transactions contemplated hereby. On the Closing Date, each of the parties hereto will take any actions necessary to effect the transfer of the NDA from NPC to Buyer, including notices to the FDA regarding such transfer from NPC to Buyer of the NDA. Except as otherwise expressly provided for herein, all costs related thereto will be borne by Buyer.

Section 9.5 Further Action; Consents; Filings.

(a) Upon the terms and subject to the conditions hereof, each Seller and Buyer will use its reasonable best efforts to (i) take, or cause to be taken, all actions necessary, proper or advisable under applicable Governmental Rules or otherwise to satisfy the conditions to Closing set forth in Article X and consummate and make effective the transactions contemplated by this Agreement, (ii) obtain from the requisite Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (iii) make all necessary

CONFIDENTIAL TREATMENT REQUESTED

filings, and thereafter make any other advisable submissions, with respect to this Agreement and the transactions contemplated by this Agreement required under any applicable Governmental Rules. The parties hereto will cooperate with each other in connection with the making of all such filings, including by providing copies of all such non-confidential documents to the other party hereto and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith. Each Seller and Buyer will furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Governmental Rules in connection with the transactions contemplated by this Agreement.

(b) Buyer agrees to cooperate and use it best efforts vigorously to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action. Notwithstanding any other provision of this Agreement to the contrary, Buyer also agrees to take any and all actions as are or may be required by competent governmental authorities as a condition to the granting of any approvals required in order to permit the consummation of the transactions contemplated hereby or as may be required to avoid, lift, vacate or reverse any legislative, administrative or judicial action which would otherwise cause any condition to Closing not to be satisfied.

Section 9.6 Transitional License. Effective as of the Closing, Sellers hereby grant to Buyer and its Affiliates and each of their distributors the limited right and license to use the Sellers Trademarks and the Sellers Trade Dress which have been used in connection with the distribution, marketing, promotion and sale of Migranal and DHE consistent with Sellers’ past practice, in connection with the distribution, marketing, promotion and sale of Migranal and DHE in the Territory. The limited right and license will include the right to use the Sellers Trademarks on Product Marketing Materials. The limited right and license will be effective until the exhaustion of the product inventories purchased by Buyer pursuant to the Supply Agreement; provided, that Buyer will use reasonable commercial efforts to cease using the Sellers Trademarks and the Sellers Trade Dress as soon as practicable after the Closing Date. Following such time period, neither Buyer nor its distributors will use, in any manner or for any purpose, directly or indirectly, the Sellers Trademarks or the Sellers Trade Dress. All use of the Sellers Trademarks and the Sellers Trade Dress by Buyer, its Affiliates and its distributors will inure to the benefit of Sellers and will be in accordance with Sellers’ past practice for quality standards for Migranal and DHE, the Product Marketing Materials and the Sellers Trade Dress. Buyer hereby acknowledges and agrees that no right, license or any transfer is granted by Sellers to Buyer by implication or otherwise with respect to the Sellers Trademarks and the Sellers Trade Dress, except as provided in this Section 9.6.

Section 9.7 Notification of Certain Events. From and after the Closing Date, each Seller and Buyer will promptly notify the other party hereto, in writing if so requested by such other party, upon becoming aware of any event or occurrence (including without limitation any pending or threatened claim, litigation or similar inquiry or action by any Person or the FDA) which could be reasonably expected to have an adverse effect on the development, manufacture,

CONFIDENTIAL TREATMENT REQUESTED

use, marketing, sale and distribution of Migranal or DHE in the Territory or the equivalent versions of Migranal or DHE marketed outside of the Territory by or on behalf of each Seller and its Affiliates.

Section 9.8 Filing of [CONFIDENTIAL TREATMENT REQUESTED]. It is understood that, as of the Closing Date, NPC is in the process of preparing, for filing with the FDA, [CONFIDENTIAL TREATMENT REQUESTED] as required by applicable governmental regulations. From and after the Closing Date, NPC will undertake to complete the preparation of the aforementioned filings and, once such filings are in a form as may be filed with the FDA, NPC will deliver such filings to Buyer.

Section 9.9 Inventions.

(a) In the event that Buyer seeks to develop or commercialize in the Territory [CONFIDENTIAL TREATMENT REQUESTED], Sellers shall, upon written request by Buyer, make available to Buyer solely in the Territory Sellers’ respective information, personnel, books and records, but only to the extent that the foregoing relate to [CONFIDENTIAL TREATMENT REQUESTED]. With respect to all intellectual property rights associated with [CONFIDENTIAL TREATMENT REQUESTED], (i) as between Sellers and Buyer, Sellers shall [CONFIDENTIAL TREATMENT REQUESTED], and (ii) subject to the rights of any third party, Sellers shall grant to Buyer a fully paid, royalty free, perpetual, exclusive license, with the right to sublicense, to use [CONFIDENTIAL TREATMENT REQUESTED] to make, have made, sell, have sold, market, have marketed, distribute or have distributed any [CONFIDENTIAL TREATMENT REQUESTED]. Sellers shall also use commercially reasonable efforts to [CONFIDENTIAL TREATMENT REQUESTED].

(b) In the event that, at any time prior to [CONFIDENTIAL TREATMENT REQUESTED], either of the Sellers or any of their respective Affiliates [CONFIDENTIAL TREATMENT REQUESTED], then (i) as between Sellers and Buyer, Sellers shall [CONFIDENTIAL TREATMENT REQUESTED], and (ii) subject to the rights of any third party, Sellers shall grant to Buyer a fully paid, royalty free, perpetual, exclusive license, with the right to sublicense, to use [CONFIDENTIAL TREATMENT REQUESTED] to make, have made, sell, have sold, market, have marketed, distribute or have distributed any [CONFIDENTIAL TREATMENT REQUESTED].

(c) In the event that, at any time prior to [CONFIDENTIAL TREATMENT REQUESTED], the Buyer or any of its Affiliates [CONFIDENTIAL TREATMENT REQUESTED], then (i) as between Sellers and Buyer, Buyer shall [CONFIDENTIAL TREATMENT REQUESTED] and (ii) subject to the rights of any third party, Buyer shall grant to Sellers a fully paid, royalty free, perpetual, exclusive license, with the right to sublicense, to use [CONFIDENTIAL TREATMENT REQUESTED] to make, have made, sell, have sold, market, have marketed, distribute or have distributed any [CONFIDENTIAL TREATMENT REQUESTED].

(d) [CONFIDENTIAL TREATMENT REQUESTED].

ARTICLE X CONDITIONS PRECEDENT

CONFIDENTIAL TREATMENT REQUESTED

Section 10.1 Conditions to Each Party’s Obligations. The obligation of Buyer to purchase the Purchased Assets from Sellers and assume the Assumed Liabilities and the obligations of Sellers to sell, assign, convey and deliver the Purchased Assets to Buyer will be subject to the absence of any effective temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement.

Section 10.2 Conditions to Obligations of Buyer. The obligation of Buyer to purchase the Purchased Assets from Sellers and assume the Assumed Liabilities is subject to the satisfaction on and as of the Closing of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Sellers set forth in this Agreement will be true and correct as of the Closing as though made on and as of the Closing, except (i) to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties will be true and correct as of such earlier date) and (ii) for breaches of representations and warranties as to matters that, individually or in the aggregate, would not have a Material Adverse Effect.

(b) Performance of Obligations of Seller. Each Seller will have performed or complied in all material respects with all obligations, conditions and covenants required to be performed by it under this Agreement at or prior to the Closing.

(c) No Material Adverse Change. There will not be any event, change or occurrence after the date hereof which has a Material Adverse Effect.

(d) Deliveries. Each Seller will have executed and delivered to Buyer, as the case may be, (i) the Bill of Sale, (ii) the Patent Assignment, (iii) the Trademark Assignment, (iv) documents required for the transfer of the NDA to Buyer and (v) the Supply Agreement.

Section 10.3 Conditions to the Obligations of Seller. The obligations of Sellers to sell, assign, convey, and deliver the Purchased Assets, or to cause the Purchased Assets to be sold, assigned, conveyed or delivered, as applicable, to Buyer are subject to the satisfaction on and as of the Closing of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement will be true and correct in all material respects as of the Closing as though made on and as of the Closing, except (i) to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties will be true and correct as of such earlier date) and (ii) for breaches of representations and warranties as to matters that individually or in the aggregate would not materially interfere with Buyer’s performance of its obligations hereunder.

(b) Performance of Obligations of Buyer. Buyer will have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

CONFIDENTIAL TREATMENT REQUESTED

(c) Deliveries. Buyer will have executed and delivered to Sellers (i) the Assumption Agreement, (ii) the Bill of Sale, (iii) the Supply Agreement and (iv) the certificate of insurance required by Section 8.1.

(d) Purchase Price. Buyer will have paid the Purchase Price.

ARTICLE XI TERMINATION, AMENDMENT AND WAIVER

Section 11.1 Termination.

(a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(i)	by mutual written consent of Sellers, on the one hand, and Buyer, on the other hand;

(ii)	by either Seller if any of the conditions set forth in Section 10.1 or 10.3 will have become incapable of fulfillment and will not have been waived by both Sellers;

(iii)	by Buyer if any of the conditions set forth in Section 10.1 or 10.2 will have become incapable of fulfillment and will not have been waived by Buyer; or

(iv)	by Sellers or Buyer if the Closing does not occur on or prior to July 12, 2002;

provided, however, that the party seeking termination pursuant to clause (ii), (iii) or (iv) is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

(b) In the event of termination by either Seller, on the one hand, or Buyer, on the other hand, pursuant to this Section 11.1, written notice thereof will forthwith be given to the other party and the transactions contemplated by this Agreement will be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

(i)	Buyer will return all documents and other material received from Sellers relating to Migranal and DHE and the Purchased Assets and to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Sellers; and

(ii)	all confidential information received by Buyer with respect to Sellers, Migranal and DHE or the Purchased Assets will be treated in accordance with the Confidentiality Agreement, which will remain in full force and effect notwithstanding the termination of this Agreement.

CONFIDENTIAL TREATMENT REQUESTED

(c) If this Agreement is terminated and the transactions contemplated hereby are abandoned, this Agreement will become null and void and of no further force and effect, except as otherwise provided in Section 11.1. Nothing in this Section 11.1 will be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement.

Section 11.2 Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing, Buyer, on the one hand, or Sellers, on the other hand, may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

ARTICLE XII INDEMNIFICATION

Section 12.1 Survival. All representations and warranties of Sellers and Buyer contained herein or made pursuant hereto will survive the Closing Date for a period of [CONFIDENTIAL TREATMENT REQUESTED] after the Closing Date. The covenants and agreements of the parties hereto contained in this Agreement will survive and remain in full force for the applicable periods described therein or, if no such period is specified, indefinitely. Any right of indemnification pursuant to Article XII hereof with respect to a claimed breach of a representation, warranty or covenant will expire at the date of termination of the representation, warranty or covenant claimed to be breached, unless on or prior to such date the party from whom indemnification is sought will have received notice of a good faith claim in accordance with the provisions of Section 12.6 hereof. The provisions of this Section 12.1 will survive for so long as any other Section of this Agreement will survive.

Section 12.2 Indemnification by Sellers.

(a) Sellers hereby agree to indemnify Buyer and its Affiliates and their respective officers, directors and employees (the “Buyer Indemnified Parties”) against, and agrees to hold them harmless from, any Loss to the extent such Loss arises from or in connection with the following:

(i)	any breach by either Seller of any representation or warranty made by it contained in this Agreement;

(ii)	any breach by either Seller of any of its covenants contained in this Agreement; or

(iii)	any Excluded Liability.

(b) Notwithstanding the foregoing, the indemnifications in favor of the Buyer Indemnified Parties contained in Section 12.2(a) above shall be subject to the following limitations:

(i)	Except as provided in paragraphs (b)(ii) and (b)(iii) below, Sellers shall not be liable for indemnification under Section 12.2(a) until the aggregate dollar amount of all Losses exceeds [CONFIDENTIAL

CONFIDENTIAL TREATMENT REQUESTED

TREATMENT REQUESTED] (the “Deductible Amount”), and then only to the extent such aggregate amount of Losses exceeds the Deductible Amount, and Sellers’ obligation to indemnify the Buyer Indemnified Parties under Section 12.2(a) shall terminate once the aggregate dollar amount of all Losses claimed thereunder is equal to [CONFIDENTIAL TREATMENT REQUESTED] and Sellers will thereafter have no further obligations or liabilities with respect to any such Losses;

(ii)	Sellers’ obligation to indemnify the Buyer Indemnified Parties under Section 12.2(a)(iii) above (other than with respect to Seller Indemnified Product Liability Claims (as defined below)) and Section 12.2(a)(ii) above solely for any breach of Section 6.5 or Article IX of this Agreement shall (A) [CONFIDENTIAL TREATMENT REQUESTED] the Deductible Amount and (B) terminate once the aggregate dollar amount of all Losses thereunder (including any Losses Buyer is indemnified for under the Supply Agreement) is equal to [CONFIDENTIAL TREATMENT REQUESTED] (the “Sellers Cap Amount”) and Sellers will thereafter have no further obligations or liabilities with respect to any such Losses (or any such Losses under the Supply Agreement); and

(iii)	Sellers’ obligation to indemnify the Buyer Indemnified Parties for Losses under the following provisions [CONFIDENTIAL TREATMENT REQUESTED]: (A) Section 12.2(a)(ii) above solely with respect to any breach of Section 6.7 or 6.8 or this Article XII (provided that any good faith dispute or objection with respect to a claim for indemnification under this Agreement shall not constitute a breach of this Article XII) or (B) Section 12.2(a)(iii) above solely with respect to any Losses arising from any product liability claim or lawsuit related to Migranal or DHE and not assumed by the Buyer pursuant to clause (i) of Section 2.3(a) (“Seller Indemnified Product Liability Claims”).

(c) Buyer acknowledges and agrees that the indemnification provided in this Article XII and the indemnification provided in Article XI of the Supply Agreement will be the sole and exclusive remedy for all Losses related to or arising at law, under any statute or in equity, or otherwise out of this Agreement or the Supply Agreement or the transactions contemplated hereby or thereby (other than claims of or causes of action arising from fraud) and, in furtherance thereof, Buyer waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims, actions or causes of action (other than claims or causes of action arising from fraud) it may have against Seller or its Affiliates relating to the subject matter of this Agreement or the Supply Agreement, other than the remedies provided in this Article XII or in Article XI of the Supply Agreement; provided, however, that Buyer shall be entitled to seek temporary or permanent injunctive relief in order to enforce its rights under this Article XII or under Article XI of the Supply Agreement. Notwithstanding the foregoing,

CONFIDENTIAL TREATMENT REQUESTED

nothing shall prohibit Buyer from seeking specific performance pursuant to Section 13.9 hereof or pursuant to Section 13.14 of the Supply Agreement.

Section 12.3 Indemnification by Buyer. Buyer hereby agrees to indemnify Sellers and their respective Affiliates and their respective officers, directors and employees (the “Sellers Indemnified Parties”) against, and agrees to hold them harmless from, any Loss to the extent such Loss arises from or in connection with the following:

(i)	any breach by Buyer of any representation or warranty made by it contained in this Agreement;

(ii)	any breach by Buyer of any of its covenants contained in this Agreement; or

(iii)	any Assumed Liability.

Section 12.4 Losses Net of Insurance; Limitations. The amount of any Loss for which indemnification is provided under this Article XII will be net of any amounts recovered or recoverable by the Indemnified Party under insurance policies with respect to such Loss. In no event will any party be liable to any other party, whether for breach of contract, in tort or otherwise, for incidental, indirect, special or consequential damages, such as losses of revenues or profits.

Section 12.5 Termination of Indemnification. The obligations to indemnify and hold harmless any party (a) pursuant to Sections 12.2(a)(i), 12.2(a)(ii), 12.3(i) and 12.3(u) will terminate when the applicable representation, warranty or covenant terminates, except as otherwise provided in Section 12.1, and (b) pursuant to the other clauses of Sections 12.2 and 12.3 will not terminate.

Section 12.6 Procedure.

(a) In order for an indemnified party under this Article XII (an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement, such Indemnified Party will, promptly following the discovery of the matters giving rise to any Loss, notify the indemnifying party under this Article XII (the “Indemnifying Party”) in writing of its claim for indemnification for such Loss, specifying in reasonable detail the nature of such Loss and the amount of the liability estimated to accrue therefrom; provided, however, that failure to give such prompt notification will not affect the indemnification provided hereunder except to the extent the Indemnifying Party will have been actually prejudiced as a result of such failure (except that the Indemnifying Party will not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party will deliver to the Indemnifying Party, within five Business Days after the Indemnified Party’s receipt of such request, all information and documentation reasonably requested by the Indemnifying Party with respect to such Loss.

(b) If the indemnification sought pursuant hereto involves a claim made by a third party against the Indemnified Party (a “Third Party Claim”), the Indemnifying Party will be entitled to participate in the defense of such Third Party Claim and, if it so chooses, to assume

CONFIDENTIAL TREATMENT REQUESTED

the defense of such Third Party Claim with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party will control such defense. The Indemnifying Party will be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party will have failed to give notice of the Third Party Claim as provided above). If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all of the parties hereto will cooperate in the defense or prosecution thereof. Such cooperation will include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnifying Party will not settle, compromise or discharge such Third Party Claim, to the extent that it involves any agreement, performance or observance by the Indemnified Party, without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld). Whether or not the Indemnifying Party will have assumed the defense of a Third Party Claim, the Indemnified Party will not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which shall not be unreasonably withheld).

ARTICLE XIII GENERAL PROVISIONS

Section 13.1 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, whether or not the Closing will have occurred. Buyer will reimburse Sellers for the reasonable fees and expenses of Sellers’ auditors incurred in connection with Section 6.5(b) hereof.

Section 13.2 Further Assurances and Actions. Each of the parties hereto, upon the request of the other party hereto, whether before or after the Closing and without further consideration, will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to effect complete consummation of the transactions contemplated by this Agreement. Sellers and Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

Section 13.3 Notices. All notices, requests and other communications hereunder will be in writing and will be sent, delivered or mailed, addressed as follows:

CONFIDENTIAL TREATMENT REQUESTED

(a)	if to Buyer

Xcel Pharmaceuticals, Inc.

6363 Greenwich Drive, Suite 100

San Diego, California 92122

Telephone: 858-202-2721

Facsimile: 858-202-2799

Attn:    Michael T. Borer

    President and Chief Executive Officer

with a copy to:

David R. Snyder, Esq.

Pillsbury Winthrop LLP

11682 El Camino Real, Suite 200

San Diego, California 92130

Telephone: 619-234-5000

Facsimile: 619-236-1995

(b)	if to AG, to:

Novartis AG

St. Johann

Postfach

Lichstrasse 35

CH-4002 Basel, Switzerland

Telephone: 41 61 324 7225

Facsimile: 41 61 324 3671

Attn:    Peter Hewes

 Head, Global Mature Products

 Business Unit

with a copy to:

Novartis AG

St. Johann

Postfach

Lichstrasse 35

CH-4002 Basel, Switzerland

Telephone: 41 61 3242745

Facsimile: 41 61 3247826

Attn:    George L. Miller

    Head of Legal

CONFIDENTIAL TREATMENT REQUESTED

Tax, Legal, Insurance Management

(c)	Novartis Pharmaceuticals Corporation

59 Route 10

East Hanover, NJ 07936-1080

Telephone: (973) 781-5968

Facsimile: (973) 781-8891

Attn:    Joseph M. Farzetta

 Head, Mature Products

with a copy to:

Novartis Pharmaceuticals Corporation

59 Route 10

East Hanover, NJ 07936-1080

Telephone: (973) 781-5230

Facsimile: (973) 781-5260

Attn:     General Counsel

Each such notice, request or other communication will be given (i) by hand delivery, (ii) by certified mail or (iii) by nationally recognized courier service. Each such notice, request or communication will be effective when delivered at the address specified in this Section 13.3 (or in accordance with the latest unrevoked direction from the receiving party).

Section 13.4 Headings. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

Section 13.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 13.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

CONFIDENTIAL TREATMENT REQUESTED

Section 13.7 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the schedules and exhibits attached hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between or among the parties hereto with respect to the subject matter hereof. Except as specifically provided herein, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 13.8 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof.

Section 13.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto will be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity without the necessity of demonstrating the inadequacy of monetary damages and without the posting of a bond.

Section 13.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM THEREIN.

Section 13.11 Publicity. Neither party will make any public announcement concerning, or otherwise publicly disclose, any information with respect to the transactions contemplated by this Agreement or any of the terms and conditions hereof without the prior written consent of the other parties hereto, which consent will not be unreasonably withheld. Notwithstanding the foregoing, either party may make any public disclosure concerning the transactions contemplated hereby that in the opinion of such party’s counsel may be required by law or the rules of any stock exchange on which such party’s or its Affiliates’ securities trade; provided, however, the party making such disclosure will provide the non-disclosing party with a copy of the intended disclosure reasonably, and to the extent practicable, prior to public dissemination, and the parties hereto will coordinate with one another regarding the timing, form and content of such disclosure; and provided, further, the parties agree that the form of press release attached hereto as Exhibit H may be issued by the Buyer or Sellers at any time following the Closing.

Section 13.12 Assignment. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that, so long as any such successor or assign agrees in writing to be bound by this Agreement, (i) either party may assign its rights and obligations under this Agreement, without the prior written consent of the other party, to an Affiliate or to a successor of the relevant portion of the assigning party’s business by reason of merger, sale of all or substantially all of its assets or any similar transaction and, (ii) without limiting the foregoing clause (i), Buyer may assign its rights and obligations under this Agreement as to any product, as well as the assets and rights associated with such product, to any acquirer of Buyer’s rights to such product. Any permitted assignee will assume all obligations of its assignor under this Agreement (although, in the instance of a product

CONFIDENTIAL TREATMENT REQUESTED

assignment, such obligations will be limited to the obligations under this Agreement that relate to such product). No assignment will relieve either party of its responsibility for the performance of any obligation. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

NOVARTIS AG

By:	/s/ George Miller, Authorized Signatory
Name:
Title:

By:	/s/ Peter Rupprecht, Authorized Signatory
Name:
Title:

NOVARTIS PHARMACEUTICALS CORPORATION

By:	/s/ Joseph Farzetta
Name: Joseph Farzetta
Title:

XCEL PHARMACEUTICALS, INC.

By:	/s/ Michael T. Borer
Name: Michael T. Borer
Title: President and Chief Executive Officer

CONFIDENTIAL TREATMENT REQUESTED

SCHEDULES AND EXHIBITS

Schedules

Schedule 1.1(a) – Assigned Contracts and Assumed Contractual Obligations

Schedule 1.1(b) – Structure of Dihydroergotamine

Schedule 1.1(c) – Permitted Encumbrances

Schedule 1.1(d) – [CONFIDENTIAL TREATMENT REQUESTED]

Schedule 2.2(a)(i) – Patents

Schedule 2.2(a)(x) – Websites

Schedule 2.2(b)(iii) – Excluded Assets

Schedule 5.3 – Consents and Approvals

Schedule 5.5 – Title to Assets

Schedule 5.6 – Litigation

Schedule 5.7 – Regulatory

Schedule 5.8 – Compliance with Laws

Schedule 5.9 – Contracts

Schedule 5.10 – Intellectual Property

Exhibits

Exhibit A – Assumption Agreement

Exhibit B – Bill of Sale and Assignment

Exhibit C – Patent Assignment

Exhibit D – Supply Agreement

Exhibit E – Trademark Assignment

Exhibit F – Purchase Price Allocation

Exhibit G – Form for Submission of Medicaid Rebate Data

Exhibit H – Form of Press Release

The schedules and exhibits have been omitted from this Agreement as filed with the Securities and Exchange Commission (the “SEC”). The omitted information is considered

CONFIDENTIAL TREATMENT REQUESTED

immaterial from an investor’s perspective. The Registrant will furnish supplementally a copy of any of the documents to the SEC upon request of the SEC.